Exhibit 10.18

CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

October 26, 2006

Fairway Exploration LLC. 27981 Man O War Trail Evergreen, CO 80439 Attn: Mr. Steve Swanson	0770890 B.C. Ltd Suite 1003, 409 Granville Street Vancouver, BC V6C 1T2

Prospector Oil, Inc. 2812 First Avenue North, Suite 307 Billings, MT 59101 Attn: Mr. Richard “Dick” Findley	Rover Resources Inc. Suite 1003, 409 Granville Street Vancouver, BC V6C 1T2

RE: Pebble Beach U.S. Prospect Acquisition Agreement

Gentlemen:

Eternal Energy Corp. (“EERG”), and Rover Resources Inc. (“Rover”), which is a wholly owned subsidiary of 0770890 B.C. Ltd (“Newco”) hereby offer to purchase all right, title and interest of Fairway Exploration LLC (“Fairway”) and Prospector Oil, Inc. (“POI”) in and to the captioned prospect in the Western United States outlined on a schedule identified as Exhibit “A” which has been delivered herewith and initialed by the parties hereto for reference and which forms a part of this Agreement but which is not attached for reasons of confidentiality, (the “Prospect”) subject to the following terms and conditions. EERG, Rover, Newco, Fairway and POI may sometimes be referred to herein collectively as the “Parties.”

In consideration of the mutual agreements contained herein, the Parties agree as follows:

1) Fairway and POI hereby agree to sell all right, title and interest in and to the Prospect as outlined on Exhibit “A” to EERG as to ten percent (10%) thereof and to Rover as to ninety percent (90%) thereof. Each of Fairway and POI hereby represent and warrant to EERG, Rover and Newco that it has not disclosed the Prospect to any third parties, recommended to any third parties that they submit a bid in connection with the sale of any lands in the Prospect as outlined in Exhibit “A”, which the Parties agree is an area of mutual interest (the “AMI”). Fairway and POI further represent and warrant that they are working and will work exclusively with the Parties hereto during the term hereof and they are not participating with any other parties directly or indirectly in any manner in the Prospect. In conjunction therewith, Fairway and POI agree to provide to each of EERG and Rover, no later than March 1, 2007, one digital copy and two hard copy sets of the following information:

Fairway Exploration, LLC
October 26, 2006

•
Prospect maps including, but not limited to, isopach maps of the potential pay zone and underlying formations, net porosity maps and resistivity maps of the potential pay zones defining the prospective limits and a map of available leasehold properties.

•	All logs of every well penetrating the prospective zone of interest copied from the top of the [***].

•	Well tickets for every well penetrating the prospective zone of interest.

•	Various cross sections documenting the regional facies distributions of the prospective pay zone throughout the Prospect as outlined on Exhibit A.

•	Maps, logs and data documenting the [***] as a similar analog to the Prospect.

•	Scoping economics for the Prospect.

•	Detailed geologic write-up of the Prospect.

•	Copies of various literature documenting other [***] producing fields and other possible analog fields from around the world.

The intent is for Fairway and POI to deliver to EERG and Rover any and all materials necessary to fully document the Prospect in order to best develop an exploration and development strategy and to be able to provide same to any interested potential new partners or investors. Fairway and POI also agree to recommend parcels of land within the AMI for acquisition from time to time during the term of this Agreement based on their reasonable judgment and analysis.

Fairway Exploration, LLC
October 26, 2006

2) In consideration for the above, EERG, Rover and their successors or assigns, agree to:

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Pay Fairway and POI the total sum of US Four Hundred Thousand Dollars (US$400,000.00) as an initial prospect fee, which shall be allocated between Fairway and POI each as to fifty percent (50%) or as they may otherwise agree upon in writing. Such payment shall be made prior to May 1, 2007; and,

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To assign, or to provide, to Fairway and POI an overriding royalty interest on all acreage acquired by the Parties in the Prospect. The overriding royalty interest will be equal to the difference between existing burdens of record at the time of acquisition of any acreage in the Prospect and twenty percent (20%), the intent being to deliver a net revenue interest of eighty percent (80%) to EERG and Rover. In no event, however, shall the overriding royalty interest of Fairway and POI be less than one and one-half percent (1.5%). The overriding royalty interest will be calculated on a well-by-well basis and calculated in the same manner as the landowner royalty.

•
During the term hereof, pay Fairway and POI a total fee of US Five Dollars (US$5.00) per net acre for any acreage acquired in the Prospect by, or on behalf of EERG, Newco, or their successors and assignees.

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Consider the purchase of additional acreage within the AMI as may be recommended by Fairway and POI from time to time, it being understood that EERG and Rover shall have the right, but not the obligation, to purchase further acreage. The US Five Dollars (US$5.00) per acre fee referred to above shall apply to any such additional acreage, whether acquired by way of a lease entered into with the State, an existing State lease assigned to EERG and/or Rover, or a lease, license or other form of oil and gas lease agreement granted by any private landowners.

3)	The effective date of this agreement is set out on the first page of this agreement. The term of this agreement will be for a period of seven (7) years from the effective date.

The Parties acknowledge that they (other than Rover) are parties to an agreement dated October 15, 2006 respecting certain PNG rights in Canada (the “Canadian Prospect Acquisition Agreement”). Pursuant to the Canadian Prospect Acquisition Agreement, Fairway and POI agreed to provide consulting services to EERG and Newco or Rover (as its subsidiary) for a period of two (2) years for the purposes and on the terms and conditions set out therein. The Parties acknowledge and agree that the consulting services of Fairway and POI shall be extended to include provision of like services in relation to the Prospect under this Agreement. The number of consulting hours provided pursuant to this Agreement and the Canadian Prospect Acquisition Agreement shall be aggregated for the purposes of calculating the total number of consulting hours provided and required to be provided by Fairway and POI.

Fairway Exploration, LLC
October 26, 2006

In conjunction with the agreement of Fairway and POI to sell their interest in the Prospect to EERG and Rover, EERG, Rover and Newco (as Rover’s guarantor) agree to jointly develop the Prospect for the benefit of the Parties subject to the following general terms and conditions:

1.
Rover has been incorporated by Newco for the purpose of acquiring the acreage over the lands comprising the Prospect and developing the Prospect. Rover will beneficially own ninety percent (90%) of the working interest in the Prospect and EERG will beneficially own ten percent (10%) of the working interest in the Prospect. Rover and EERG agree to enter into a joint venture agreement respecting the exploration and development of the Prospect and to share all exploration and development costs on a 90/10 basis in accordance with their interests. Rover (or its successor or nominee) shall be the operator of the Prospect. The joint venture agreement shall be consistent with U.S. industry standards using as the “base document” the 1982 AAPL Form 610 Operating Agreement. The Parties agree to negotiate in good faith with a view to entering into the joint venture agreement and Operating Agreement within one hundred eighty (180) days following the effective agreement of the Parties hereto. If Rover and EERG cannot reach agreement respecting the joint venture, either party may refer the matter for binding arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia) in accordance with its rules for international arbitrations.

2.	Rover shall pay ninety percent (90%) and EERG ten percent (10%) of all the fees payable to Fairway and POI as set forth above.

This agreement contains the entire understanding of the Parties with respect to the subject matter hereof and will supersede and replace any and all prior understandings and agreements. No Party may assign this Agreement without the prior written consent of all Parties. This Agreement will inure to the benefit of and be binding on the parties and their respective successors and permitted assigns.

If you agree to the foregoing terms and conditions, please so indicate by signing in the space provided below and returning one (1) originally signed duplicate of this letter to Brad Colby at the letterhead address. This Agreement may be executed in counterparts and delivered by hand, courier, mail, fax or scanned email, which will constitute effective execution and delivery.

Fairway Exploration, LLC
October 26, 2006

Should you have any questions, please contact Brad Colby at (303) 385-1230. Thank you in advance for your prompt reply.

Sincerely,

Eternal Energy Corp.

/s/ BRAD COLBY

Brad Colby
President

Agreed to and accepted as of the date first above written

Fairway Exploration LLC. By: /s/ STEVE SWANSON Steve Swanson, President	0770890 B.C. Ltd By: /s/ GERALD SHIELDS Gerald Shields
Prospector Oil, Inc. By: /s/ RICHARD L. FINDLEY Richard L. “Dick” Findley	Rover Resources Inc. By: /s/ GERALD SHIELDS Gerald Shields